Exhibit No. 99.1

[Director’s Letterhead]

June 7, 2005

Biomass Processing Technology, Inc.
3222 Commerce Place, Suite A
West Palm Beach, FL 33407
Attn: Larry Denney, Chairman, President and CEO

Dear Mr. Denney:

I have appreciated the opportunity to serve on the Board of Directors of BP Technology over nearly the past two years. As my record shows I have attempted to attend nearly all Board meetings by my presence or via conference call, with few exceptions due to overseas travel or previously scheduled events. I also have a similar record of Audit Committee and Technology Committee meeting attendance and outside Director participation.
In the past two months, I have been requested to participate in a great number of called Board of Director meetings, involving an increasing number of weekly meetings, and an occasional situation of two Board meetings the same week. My position has been to make every reasonable attempt to be available to participate in those Board meetings.
However, my responsibilities as President of United Feeds, Inc. include general management of the Nutrition Division and our overseas nutrition joint-venture business in Asia. These business responsibilities require significant time commitment from me, as well as extensive business travel.
I am presented with a situation where I must respond, sometimes on short notice, to participate in called and necessary Board meetings with BP Technology Board of Directors. As a result I find myself needing to alter my regular business schedule more frequently to meet my obligations as an Outside Director of BP Technology.
Please accept this letter as my resignation from the Board of Directors of BP Technology effective June 7, 2005. I am sorry that I could not give more notice, but business meetings and travel this week have created extensive time commitments.

Sincerely,
/S/ Donald E. Orr. Jr.